AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON April 13, 2020
File No. 811-21638

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-1A
REGISTRATION STATEMENT
UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 44

JPMORGAN INSTITUTIONAL TRUST
(Exact Name of Registrant as Specified in Charter)

277 Park Avenue
New York, New York 10172
(Address of Principal Executive Offices)
Registrant’s Telephone Number, including Area Code 800-343-1113

Gregory S. Samuels, Esq.
JPMorgan Chase & Co.
4 New York Plaza
New York, New York 10004
(Name and Address of Agent for Service)

Copies to:
Zachary E. Vonnegut-Gabovitch, Esq.
JPMorgan Chase & Co.
4 New York Plaza
New York, New York 10004

EXPLANATORY NOTE
This Amendment is filed by JPMorgan Institutional Trust (the “Registrant”). This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, shares of beneficial interest in the Registrant are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), because such shares are issued solely in private placement transactions that do not involve a “public offering” within the meaning of Section 4(2) of the Securities Act. The shares have not been registered under any state securities laws in reliance upon various exemptions provided by those laws. Investments in the shares of the Registrant may be made only by “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any shares of the Registrant.

Part A & B
This filing incorporates by reference the Confidential Offering Memorandum dated June 28, 2019, as supplemented September 4, 2019 and further supplemented September 18, 2019, filed as Amendment No. 39, Amendment No. 40 and Amendment No. 41, respectively; and supplements the Confidential Offering Memorandum Supplement dated June 28, 2019, as supplemented September 4, 2019, as supplemented November 25, 2019 and further supplemented March 3, 2020, filed as Amendment No. 39, Amendment No. 40, Amendment No. 42 and Amendment No. 43, respectively to the Registrant’s Registration Statement on Form N-1A (SEC File No. 811-21638).

JPMORGAN INSTITUTIONAL TRUST

JPMorgan Intermediate Bond Trust

JPMorgan Core Bond Trust

(each, a “Fund” and collectively, the “Funds”)

Supplement dated April 13, 2020

to the Confidential Offering Memorandum

dated June 28, 2019, as supplemented

Effective immediately, the “Risk/Return Summary — The Fund’s Main Investment Risks — General Market Risk” and the “More About the Funds — Investment Risks” ” sections are deleted in their entirety and replaced with the following:

General Market Risk. Economies and financial markets throughout the world are becoming increasingly interconnected, which increases the likelihood that events or conditions in one country or region will adversely impact markets or issuers in other countries or regions. Securities in the Fund’s portfolio may underperform in comparison to securities in general financial markets, a particular financial market or other asset classes due to a number of factors, including inflation (or expectations for inflation), deflation (or expectations for deflation), interest rates, global demand for particular products or resources, market instability, debt crises and downgrades, embargoes, tariffs, sanctions and other trade barriers, regulatory events, other governmental trade or market control programs and related geopolitical events. In addition, the value of the Fund’s investments may be negatively affected by the occurrence of global events such as war, terrorism, environmental disasters, natural disasters or events, country instability, and infectious disease epidemics or pandemics.

For example, the outbreak of COVID-19, a novel coronavirus disease, has negatively affected economies, markets and individual companies throughout the world, including those in which a Fund invests. The effects of this pandemic to public health and business and market conditions, may continue to have a significant negative impact on the performance of the Fund’s investments, increase the Fund’s volatility, exacerbate pre-existing political, social and economic risks to the Fund, and negatively impact broad segments of businesses and populations. The Fund’s operations may be interrupted as a result, which may contribute to the negative impact on investment performance. In addition, governments, their regulatory agencies, or self-regulatory organizations may take actions in response to the pandemic that affect the instruments in which the Fund invests, or the issuers of such instruments, in ways that could have a significant negative impact on the Fund’s investment performance. The full impact of the COVID-19 pandemic, or other future epidemics or pandemics, is currently unknown.

INVESTORS SHOULD RETAIN THIS SUPPLEMENT

WITH THE CONFIDENTIAL OFFERING MEMORANDUM FOR FUTURE REFERENCE

SUP-IBTCBT-COVID-420

JPMORGAN INSTITUTIONAL TRUST

JPMorgan Intermediate Bond Trust

JPMorgan Core Bond Trust

(each, a “Fund” and collectively, the “Funds”)

Supplement dated April 13, 2020

to the Confidential Offering Memorandum Supplement

dated June 28, 2019, as supplemented

Effective immediately, the following new disclosure is added as a separate sub-section under the “INVESTMENT OBJECTIVES AND POLICIES — Miscellaneous Investment Strategies and Risks” section of the Statement of Additional Information Part II:

Infectious Disease Risk. A worldwide outbreak of COVID-19, a novel coronavirus disease, has negatively affected economies, markets and individual companies throughout the world. The effects of this COVID-19 pandemic to public health, and business and market conditions, may continue to have a significant negative impact on the performance of a Fund’s investments, increase a Fund’s volatility, negatively impact the Fund’s arbitrage and pricing mechanisms and exacerbate other pre-existing political, social and economic risks to the Funds.

The risk of further spreading of COVID-19 has led to significant uncertainty and volatility in the financial markets. The impacts of COVID-19, and other epidemics and pandemics that may arise in the future, could adversely affect the economies of many nations, particular regions, or the entire global economy, individual companies and investment products, and the market in general. The full extent of such impacts cannot necessarily be foreseen. The impacts may be short term or may last for an extended period of time, and may exacerbate other pre-existing political, social and economic risks. The value of a Fund and the securities in which a Fund invests may be adversely affected by impacts caused by COVID-19 and other epidemics and pandemics that may arise in the future. The impact of a pandemic may also negatively affect the liquidity of certain of a Fund’s portfolio holdings and may make it more difficult to value such holdings. Because epidemics and pandemics (such as COVID-19) impact broad segments of businesses and populations at the same time or in close succession, often in unpredictable and significant ways, they create the risk that a Fund’s operations may be interrupted, which may have a significant negative impact on investment performance. Governments, their regulatory agencies, or self-regulatory organizations may take actions that affect the instruments in which a Fund invests, or the issuers of such instruments, in ways that could also have a significant negative impact on a Fund’s investment performance.

INVESTORS SHOULD RETAIN THIS SUPPLEMENT

WITH THE CONFIDENTIAL OFFERING MEMORANDUM SUPPLEMENT

FOR FUTURE REFERENCE

SUP-SAI-IBTCBT-COVID-420

PART C: OTHER INFORMATION
Item 23.	Exhibits

Exhibits filed pursuant to Form N-1A:
(a)(1)	Certificate of Trust is incorporated by reference to Registrant’s Initial Registration Statement on Form N-1A, SEC File No. 811-21638.
(a)(2)	Declaration of Trust, dated September 14, 2004 (amended May 14, 2014). Incorporated herein by reference to Amendment No. 22 to the Registrant’s Registration Statement filed on June 27, 2014.
(a)(3)	Schedule A to the Declaration of Trust. Incorporated herein by reference to Amendment No. 12 to Registrant’s Registration Statement filed on June 26, 2009.
(b)(1)	By-Laws of JPMorgan Institutional Trust, as Amended and Restated April 15, 2019. Incorporated herein by reference to Amendment No. 39 to Registrant’s Registration Statement filed on June 28, 2019.
(c)	None.
(d)(1)	Investment Advisory Agreement between the Registrant and J.P. Morgan Investment Management Inc. is incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement filed on October 28, 2005.
(d)(2)	Form of Schedule A to the Investment Advisory Agreement (amended as of June 25, 2019). Incorporated herein by reference to Amendment No. 39 to Registrant’s Registration Statement filed on June 28, 2019.
(e)	Not applicable.
(f)	Deferred Compensation Plan for Eligible Trustees of the Trust. Incorporated herein by reference to Amendment No. 22 to the Registrant’s Registration Statement filed on June 27, 2014.
(g)(1)(a)	Amended and Restated Global Custody and Fund Accounting Agreement dated September 1, 2010 between JPMorgan Chase Bank, N.A. and the entities named on Schedule A. Incorporated herein by reference to Amendment No. 17 to the Registrant’s Registration Statement filed on January 12, 2011.
(g)(1)(b)	Form of Amended Schedule A to the Amended and Restated Global Custody & Fund Accounting Agreement (amended as of February 13, 2019). Incorporated herein by reference to Amendment No. 39 to Registrant’s Registration Statement filed on June 28, 2019.
(g)(1)(c)	Amendment to the Amended and Restated Global Custody & Fund Accounting Agreement, dated December 1, 2013. Incorporated herein by reference to Amendment No. 22 to the Registrant’s Registration Statement filed on June 27, 2014.
(g)(1)(d)	Amendment to the Amended and Restated Global Custody & Fund Accounting Agreement, dated September 1, 2014. Incorporated herein by reference to Amendment No. 24 to the Registrant’s Registration Statement filed on December 29, 2014.
(g)(1)(e)	Joinder and Amendment, dated December 1, 2015, including Schedule A, to Amended and Restated Global Custody and Fund Accounting Agreement dated September 1, 2004. Incorporated herein by reference to Amendment No. 31 to the Registrant’s Registration Statement filed on June 28, 2016.
(g)(2)	Third Party Securities Lending Rider, dated October 4, 2018 to the Amended and Restated Global Custody and Fund accounting Agreement dated September 1, 2010 among the Registrant, JPMorgan Chase Bank, N.A. and Citibank, N.A. Incorporated herein by reference to Amendment No. 39 to Registrant’s Registration Statement filed on June 28, 2019.
(h)(1)(a)	Amended and Restated Transfer Agency Agreement between the Trust and Boston Financial Data Services, Inc. (“BFDS”), effective September 1, 2014. Incorporated herein by reference to Amendment No. 24 to the Registrant’s Registration Statement filed on December 29, 2014.
(h)(1)(b)	Form of Amended Appendix A, dated as of February 13, 2019, to the Amended and Restated Transfer Agency Agreement between the Trust and DST Asset Manager Solutions, Inc., dated September 1, 2014. Incorporated herein by reference to Amendment No. 39 to Registrant’s Registration Statement filed on June 28, 2019.
(h)(1)(c)	Amendment to Amended and Restated Transfer Agency Agreement between the Trust and BFDS, dated November 11, 2015. Filed herewith.
(h)(1)(d)	Form of Amendment to Amended and Restated Transfer Agency Agreement between the Trust and BFDS, dated September 30, 2016. Filed herewith.
(h)(1)(e)	Second Amendment to Amended and Restated Transfer Agency Agreement between the Trust and DST Asset Manager Solutions, Inc. (“DST AMS” f/k/a “Boston Financial Data Services, Inc.”), dated August 30, 2019. Filed herewith.

(h)(2)(a)	Form of Administration Agreement between the Registrant and JPMorgan Funds Management, Inc. (formerly known as One Group Administrative Services, Inc.) is incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement filed on October 28, 2005.
(h)(2)(b)	Schedule A to the Administration Agreement (amended as of June 26, 2009). Incorporated herein by reference to Amendment No. 13 to Registrant’s Registration Statement filed on October 2, 2009.
(h)(2)(c)	Amendment dated April 1, 2016, to Administration Agreement. Incorporated herein by reference to Amendment No. 31 to the Registrant’s Registration Statement filed on June 28, 2016.
(h)(3)	Placement Agency Agreement between the Registrant and J.P. Morgan Institutional Investments Inc. is incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement filed on October 28, 2005.
(h)(4)	Placement Agency Agreement between the Registrant and J.P. Morgan Institutional Investments Inc., dated May 25, 2005, is incorporated by reference to Amendment No. 8 to Registrant’s Registration Statement filed on June 28, 2006.
(h)(5)	Global Securities Lending Agency Agreement dated as of October 4, 2018, between Citibank, N.A. and Registrant. Incorporated herein by reference to Amendment No. 39 to Registrant’s Registration Statement filed on June 28, 2019.
(h)(5)(a)	Amendment to the Global Securities Lending Agency Agreement, dated as of December 11, 2018. Incorporated herein by reference to Amendment No. 39 to Registrant’s Registration Statement filed on June 28, 2019.
(h)(6)	Form of Fee Waiver Agreement, dated June 28, 2019. Incorporated herein by reference to Amendment No. 39 to Registrant’s Registration Statement filed on June 28, 2019.
(h)(6)(a)	Form of Amendment to Fee Waiver Agreement, dated October 5, 2018. Incorporated herein by reference to Amendment 37 to the Registrant’s Registration Statement filed on October 5, 2018.
(i)	Not applicable.
(j)	Not applicable.
(k)	Not applicable.
(l)	Not applicable.
(m)	Not applicable.
(n)	Not applicable.
(o)	Reserved.
(p)	Codes of Ethics.
(1)	Code of Ethics of Trust. Incorporated herein by reference to Amendment No. 31 to the Registrant’s Registration Statement filed on June 28, 2016.
(2)	Code of Ethics of JPMAM, including JPMIM, (Effective February 1, 2005, Revised November 8, 2018). Filed herewith.
(99)(a)	Powers of Attorney for the Trustees. Filed herewith.
(99)(b)	Power of Attorney for Brian S. Shlissel. Incorporated herein by reference to Amendment No. 40 to Registrant’s Registration Statement filed on September 4, 2019.
(99)(c)	Power of Attorney for Timothy J. Clemens. Incorporated herein by reference to Amendment No. 40 to Registrant’s Registration Statement filed on September 4, 2019.
Item 24.	Persons Controlled by or Under Common Control with the Registrant
The Registrant is not directly or indirectly controlled by or under common control with any person other than the Trustees. It does not have any subsidiaries.
Item 25.	Indemnification
Article VII, Section 3 of the Trust’s Declaration of Trust provides that, subject to the exceptions and limitations contained in the Trust’s By-Laws: (a) every person who is, has been, or becomes a Trustee or officer of the Trust (hereinafter referred to as a “Covered Person”) shall be indemnified by the Trust to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been a Trustee or officer of the Trust and against amounts paid or incurred by him in the settlement thereof; and (ii) expenses in connection with the defense of any proceeding of the character described in clause (i) above shall be advanced by the Trust to the Covered Person from time to time prior to final disposition of such proceeding to the fullest extent permitted by law.

Article VII, Section 2 of the Trust’s By-Laws provides that subject to the exceptions and limitations contained in Article VII, Section 4 of the By-Laws the Trust shall indemnify its Covered Persons to the fullest extent consistent with state law and the Investment Company Act of 1940, as amended (“1940 Act”). Without limitation of the foregoing, the Trust shall indemnify each person who was or is a party or is threatened to be made a party to any proceedings, by reason of alleged acts or omissions within the scope of his or her service as a Trustee or officer of the Trust, against judgments, fines, penalties, settlements and reasonable expenses (including attorneys’ fees) actually incurred by him or her in connection with such proceeding to the maximum extent consistent with state law and the 1940 Act. Subject to the exceptions and limitations contained in Section 4 of Article VII of the By-Laws, the Trust may, to the fullest extent consistent with law, indemnify each person who is serving or has served at the request of the Trust as a director, officer, partner, trustee, employee, agent or fiduciary of another domestic or foreign corporation, partnership, joint venture, trust, other enterprise or employee benefit plan (“Other Position”) and who was or is a party or is threatened to be made a party to any proceeding by reason of alleged acts or omissions while acting within the scope of his or her service in such Other Position, against judgments, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by him or her in connection with such proceeding to the maximum extent consistent with state law and the 1940 Act. The indemnification and other rights provided by Article VII of the By-Laws shall continue as to a person who has ceased to be a Trustee or officer of the Trust.
Article VII, Section 4 of the Trust’s By-Laws provides that: (a) the Trust shall not indemnify a Covered Person or agent who shall have been adjudicated by a court or body before which the proceeding was brought (i) to be liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office (collectively, “disabling conduct”) or (ii) not to have acted in good faith in the reasonable belief that his action was in or not opposed to the best interest of the Trust; and (b) the Trust shall not indemnify a Covered Person or agent unless the court or other body before which the proceeding was brought determines that such Trustee, officer or agent did not engage in disabling conduct or, with respect to any proceeding disposed of (whether by settlement, pursuant to a consent decree or otherwise) without an adjudication by the court or other body before which the proceeding was brought, there has been a dismissal of the proceeding by the court or other body before which it was brought for insufficiency of evidence of any disabling conduct with which such a Covered Person or agent has been charged and a determination that such Trustee, officer or agent did not engage in disabling conduct by at least a majority of those Trustees who are neither interested persons of the Trust (as that term is defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding based upon a review of readily available facts (as opposed to a full trial-type inquiry).
Item 26.	Business and Other Connections of the Investment Adviser
See “Management of the Trust” in Part B. Information as to the directors and officers of the Adviser is included in its Form ADV filed with the SEC and is incorporated herein by reference.
Item 27.	Principal Underwriter
Not applicable.
Item 28.	Location of Accounts and Records
All accounts, books, records and documents required pursuant to Section 31(a) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder are maintained in the physical possession of: JPMorgan Funds Management, Inc. (named One Group Administrative Services, Inc. through February 15, 2005), the Registrant’s administrator, at 383 Madison Avenue, New York, NY 10179; JPMorgan Chase Bank, the Registrant’s custodian at 383 Madison Avenue, New York, NY 10179; J.P. Morgan Investment Management Inc., the Registrant’s investment adviser, at 383 Madison Avenue, New York, NY 10179; DST Systems Inc., 333 W. 11th Street, Kansas City, MO 64105, the Registrant’s transfer agent.
Item 29.	Management Services
None.
Item 30.	Undertakings
Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended, the Registrant, JPMorgan Institutional Trust, has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York and State of New York on the 13th day of April, 2020.
JPMorgan Institutional Trust
By:	Brian S. Shlissel*
Name: Brian S. Shlissel
Title: President and Principal Executive Officer
Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on April 13, 2020.
John F. Finn*
John F. Finn
Trustee

Stephen P. Fisher*
Stephen P. Fisher
Trustee

Kathleen M. Gallagher*
Kathleen M. Gallagher
Trustee

Dennis P. Harrington*
Dennis P. Harrington
Trustee

Frankie D. Hughes*
Frankie D. Hughes
Trustee

Raymond Kanner*
Raymond Kanner
Trustee

Timothy J. Clemens*
Timothy J. Clemens
Treasurer and Principal Financial Officer

*By	/s/ Zachary E. Vonnegut-Gabovitch
Zachary E. Vonnegut-Gabovitch
Attorney-In-Fact
Peter C. Marshall*
Peter C. Marshall
Trustee

Mary E. Martinez*
Mary E. Martinez
Trustee

Marilyn McCoy*
Marilyn McCoy
Trustee

Mitchell M. Merin*
Mitchell M. Merin
Trustee

Robert A. Oden, Jr.*
Robert A. Oden, Jr.
Trustee

Marian U. Pardo*
Marian U. Pardo
Trustee

Brian S. Shlissel*
Brian S. Shlissel
President and Principal Executive Officer

Exhibit Index
(h)(1)(c)	Amendment to Amended and Restated Transfer Agency Agreement between the Trust and BFDS, dated November 11, 2015.
(h)(1)(d)	Form of Amendment to Amended and Restated Transfer Agency Agreement between the Trust and BFDS, dated September 30, 2016.
(h)(1)(e)	Second Amendment to Amended and Restated Transfer Agency Agreement between the Trust and DST Asset Manager Solutions, Inc. (“DST AMS” f/k/a “Boston Financial Data Services, Inc.”), dated August 30, 2019.
(p)(2)	Code of Ethics of JPMAM, including JPMIM, (Effective February 1, 2005, Revised November 8, 2018).
(99)(a)	Powers of Attorney for the Trustees.